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                                    Exhibit 10.1


     On July 21, 1998, the Compensation Committee of the Board of Directors of Richey Electronics, Inc., approved, subject to certain conditions, certain payments to William Cacciatore, the Company's Chairman of the Board, President and Chief Executive Officer, Richard N. Berger, the Company's Chief Financial Officer, Treasurer and Secretary, Norbert W. St. John, the Company's Executive Vice President - Marketing.

     This arrangement is not set forth in any formal document but is summarized in the minutes of the July 21, 1998 meeting of the Compensation Committee, which in relevant part provides:

          Mr. Rosenbaum led a discussion of the status of employment contracts. He noted that the contracts of Messrs. Cacciatore, St. John, Berger and Mann run to April, 1999 and will automatically extend another two years unless the Company gives notice of termination at least 180 days prior thereto. Mr. Rosenbaum noted that the contracts provide termination benefits equal to the greater of one year's compensation or the amount of time remaining until termination. Given the potential for a transaction involving the sale of the Company during 1998, the Committee considered the need for incentives to senior managers involved in the transaction process, in addition to their contractual rights under employment agreements, to assist in negotiating and closing a transaction and manage the Company through a smooth transition to new ownership. As a result, the Committee, on a motion duly made and seconded, unanimously approved the payment of "stay" bonuses, or change in control payments, to Mr. Cacciatore, Mr. Berger and Mr. St. John, in the amounts of $1,000,000, $450,000 and $250,000, respectively, in the event such a transaction was agreed to prior to the automatic two-year renewal of their employment agreements.